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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

        PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

       Date of Report (Date of earliest event reported): February 3, 1997

                              ROBBINS & MYERS, INC.
             (Exact name of Registrant as specified in its charter)

              Ohio                       0-288                  31-0424220
(State or other jurisdiction of        (Commission            (IRS Employer
incorporation or organization)         File Number)          Identification No.)


  1400 Kettering Tower, Dayton, OH                                45423
(Address of principal executive offices)                        (Zip code)

                                  937-222-2610
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

On February 3, 1997, Robbins & Myers, Inc., issued the following press release:

                     ROBBINS & MYERS ACQUIRES FLUOROPOLYMER
                          AND HIGH SHEAR MIXER BUSINESS

DAYTON, OHIO, February 3, 1997... Robbins & Myers, Inc. announced the acquisition of Process Supply, Inc. ("PSI"), a manufacturer of fluoropolymer products and accessories for glass lined equipment, and Spectrum Products, Inc., an affiliated sales company of PSI. Both companies are located in Charleston West Virginia. In addition, The Company has acquired the high shear industrial mixer business of Greerco Corp., located in Hudson, New Hampshire.

The combined annual sales for these acquired businesses are approximately $12 million.

Daniel W. Duval, President and CEO of Robbins & Myers, Inc., stated, "These acquisitions complement our focused strategy to respond to the fluids management needs of our customers and will contribute to our ongoing trend of improving profitability. The PSI/Spectrum acquisition will strengthen our aftermarket focus for glass-lined equipment accessories and, more importantly, when coupled with the Edlon business unit will enhance our position in the corrosion resistance fluoropolymer markets." Duval continued, "Greerco, a recognized leader in the design and manufacture of high shear mixers, broadens the industrial mixing and turbine agitation product line for the Company's Chemineer business unit. In addition, the acquisition expands Chemineer's market opportunities in selective process industries market segments."

Robbins & Myers, Inc. is an international manufacturer and marketer of superior quality fluid management products and systems serving the process industries including: chemical, pharmaceutical, oil and gas recovery, wastewater treatment, food and beverage, pulp and paper, and mining. Headquartered in Dayton, Ohio, the Company has facilities in the United States, Europe, Brazil, Mexico, Singapore and joint ventures in China, India, and Taiwan.

The Company's shares are traded on the Nasdaq National Market under the symbol ROBN.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Robbins & Myers, Inc.

Date:                               By: /s/ George M. Walker
     ------------------                ----------------------------------------
                                       George M. Walker, Vice President and CFO